P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Kathryn Bailey
January 29, 2021		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES SHARE REPURCHASE PROGRAM
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that on January 28, 2021, the Peoples Board of Directors authorized a new share repurchase program authorizing Peoples to purchase, from time to time, up to an aggregate of $30 million of its outstanding common shares. This new program replaces the prior share repurchase program approved by the Board of Directors on February 27, 2020, which had authorized Peoples to purchase up to an aggregate of $40 million of its outstanding common shares and was terminated on January 28, 2021, with an aggregate of $28.4 million of Peoples common shares having been purchased through the termination date.
Repurchases under the new share repurchase program may be made through open market or privately negotiated transactions at such times and in such amounts as the authorized officers of Peoples deem appropriate, subject to market conditions, regulatory requirements, any limitations under the contractual requirements of Peoples or Peoples’ subsidiaries and other factors. The share repurchase program does not obligate Peoples to repurchase any particular amount of common shares, and may be suspended or discontinued at any time without notice. Repurchases of common shares under the share repurchase program will be made using Peoples’ own cash resources and any common shares repurchased are expected to be held as treasury shares. The repurchase program has no time limit. Peoples had approximately 19,61,846 common shares outstanding on January 28, 2021.
Peoples is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Peoples Bank has been headquartered in Marietta, Ohio since 1902. Peoples has established a heritage of financial stability, growth and community impact. Peoples had $4.8 billion in total assets as of December 31, 2020, and 88 locations, including 76 full-service bank branches in Ohio, Kentucky and West Virginia. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.